Exhibit 10.2

June 10, 2026

Via email at alexandre.ruberti@gmail.com

Alexandre Ruberti

Re:	Offer of Employment by Zevia PBC

Dear Alexandre,

I am very pleased to confirm our offer to you of employment with Zevia PBC (the “Company”). This offer and your employment relationship will be subject to the terms and conditions in this offer letter (the “Letter”). The Company reserves the right to modify job titles, reporting structures, wages, and benefits from time to time as it deems necessary and appropriate.

1.	Effective June 15, 2026 (your “Start Date”), your job title will be President and Chief Executive Officer, and you will report to the Board of Directors of the Company (the “Board”).

2.

As a regular full-time employee, you will be paid on a semi-monthly basis at an annual rate of $638,000 less payroll deductions and all required withholdings. The position is classified as exempt from the overtime provisions of state and federal law, which means you will not be paid overtime compensation. Your position will be subject to job performance review process applicable to other members of the Company’s executive leadership team.

3.

You will also be eligible to earn discretionary, merit-based compensation and the Company reserves the right to modify its plan for such potential additional compensation as circumstances change. Subject to your continuing employment with the Company through the bonus earning date, you will be eligible to earn a bonus upon your achieving certain milestones that will be determined by the Company’s Board of Directors.  Your merit-based compensation has an annual target of 100% of your annual regular earnings (not subject to proration for fiscal year 2026).

4.

Subject to the approval of the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”), you will be eligible to receive the following long-term incentive (LTI) program award under the Zevia PBC 2021 Equity Incentive Plan (the “Plan”) within 30 days of hire: an LTI amount with a grant value of $1,800,000 for 2026 (not subject to proration), consisting of 80% time-vested restricted stock units (RSUs) and 20% performance share units (PSUs). The RSUs will vest in one-fourth installments on each of the first four anniversaries of the grant date, as long as you are continuously employed by the Company through each anniversary date, and the PSUs will be eligible to become earned based on the same performance period and performance goals applicable to PSUs granted to the Company’s other executive officers in 2026. Starting in 2027, as an active full-time eligible employee, you will be eligible for an annual grant each year at a target of $1,800,000 in a form of award no less favorable than the awards granted to other executives of the Company and subject to the terms and conditions approved by the Compensation Committee for such annual grants. With respect to the initial LTI award for 2026, the number of RSUs and PSUs are expected to be based on the 30-trading day average on the grant date. The LTI program is reviewed annually and subject to change based on the annual approval by the Compensation Committee. All LTI awards will be subject to the terms and conditions of the Plan and the applicable award agreements thereunder.

5.

You agree to relocate from your current residence to the Los Angeles, California metropolitan area by a future date to be determined. You will be eligible to receive an allowance of $50,000 for moving expenses at the time of your relocation to California, which allowance shall be grossed up to cover the applicable tax withholdings on the allowance and the gross-up amount. The allowance will be paid via payroll on your first payroll check after relocation and will be subject to payroll deductions and all required withholdings.

15821 Ventura Boulevard, Suite 145
Encino, California 91436

6.

We are pleased to share that your benefit details, vacation, sick/personal days, and company holidays will be reviewed during your Onboarding process, as well as included in the Employee Handbook referenced in this offer letter. You will have the opportunity to review the plans in detail, along with having access to your benefit information via your employee online portal. Benefits and perks are subject to change during open enrollment, and as deemed appropriate by the Company, at any time.

7.

Because we are dealing with inventions and proprietary information, we must take care that our employees do not have any unusual incidents in their past which might adversely affect our brand’s reputation and our consumer’s trust in us. This offer is contingent upon the satisfactory completion of a criminal background check, credit check and professional reference checks. The Company reserves the right to withdraw this offer based upon the outcome of the background and/or professional reference checks.

8.

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s Confidential Information, Invention Assignment and Arbitration Agreement, as a condition of your employment. We wish to impress upon you that we do not want you, and we hereby direct you not to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business, or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) beforementioned, if any, under the Plan (as defined below) and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.

While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without notice. No promises, assurances, or other conduct, whether written or oral, can modify this paragraph unless set forth in a written agreement signed by you and the Chairman of the Board of Directors of Zevia. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

10.

You and the Company will enter into the Company’s standard severance agreement (the “Severance Agreement”), which provides for severance benefits in the event you are terminated by the Company without Cause (as defined in the Severance Agreement) or resign for Good Reason (as defined in the Severance Agreement) (each a “Qualifying Termination”). Subject to execution of a release of claims in favor of the Company, upon a Qualifying Termination, you will be eligible to receive the following severance benefits: (i) 12 months of base salary payable in installments (or, if the Qualifying Termination occurs within 18 months following a change in control of the Company, a lump sum payment equal to the sum of your annual base salary and target annual bonus), (ii) partially subsidized COBRA premiums for the 12-month period following termination, and (iii) any earned but unpaid annual bonus for the year prior to the year of termination payable at the time bonuses are paid to other executives.

11.

Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our office and speak with our Director of Human Resources.

15821 Ventura Boulevard, Suite 145
Encino, California 91436

12.

If the current CEO resigns and you decide to accept our offer, please sign this letter in the space indicated. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents. Should you have anything else that you wish to discuss, please do not hesitate to call me.

13.

As a Zevia employee, you are required to follow its rules and regulations.  Therefore, you will be asked to acknowledge in writing that you have read the Zevia employee handbook, accessible through Zevia’s HR department and public network. In order to retain necessary flexibility in the administration of its policies and procedures, Zevia reserves the right to change or revise its policies, procedures, and benefits at any time.

14.

You and the Company agree to submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall take place in Los Angeles County, California, as set forth in the Confidential Information, Invention Assignment and Arbitration Agreement, or to be entered into by and between you and the Company.

15.

This offer letter, the background check authorizations, the agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and the CEO of the Company.

We look forward to working with you at the Company. We are very excited about you joining our team, and we look forward to a beneficial and fruitful relationship. If you decide to accept our offer, please sign and date this letter in the space provided below to acknowledge your acceptance of the terms of this agreement.

Very truly yours,

_________________________________

Andy Ruben

Chairman of the Board

I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

ALEXANDRE RUBERTI

Date signed:

Enclosures:

Confidential and Arbitration Agreements

Severance Agreement

15821 Ventura Boulevard, Suite 145
Encino, California 91436